UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 22, 2016
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On February 22, 2016, Pacific Gas and Electric Company (the “Utility”), a subsidiary of PG&E Corporation, filed supplemental testimony in its 2017 General Rate Case (“GRC”) pending at the California Public Utilities Commission (“CPUC”).  In the GRC, the CPUC will determine the Utility’s revenue requirements for its electric distribution, natural gas distribution, and electric generation operations for 2017 through 2019.  The Utility’s supplemental testimony reduces the Utility’s previously requested 2017 revenue requirement increase of $457 million (as compared to the 2016 authorized amount) to $333 million, representing a $124 million reduction from the previous request.  The requested increase for 2018 is reduced from $489 million to $469 million and the requested increase for 2019 is reduced from $390 million to $368 million.  The revised request reflects the impact of the recent five-year extension of the federal tax code provisions regarding bonus depreciation (comprising $78 million of the $124 million reduction), the tax-deductibility of repair costs (comprising $38 million of the $124 million reduction) and other minor adjustments (comprising $8 million of the $124 million reduction).  The impact of this reduction on the Utility’s forecast of rate base over the GRC period has been included in the investor materials associated with PG&E Corporation’s webcast conference call held on February 18, 2016 to discuss its financial results for the quarter and year ended December 31, 2015.  These materials were attached as Exhibit 99.2 to the Current Report on Form 8-K that was furnished by PG&E Corporation and the Utility to the Securities and Exchange Commission on February 18, 2016.  These materials are also available at PG&E Corporation’s website at www.pgecorp.com under the Investors tab.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

	By:	/s/ LINDA Y.H. CHENG
Dated: February 22, 2016		LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

	By:	/s/ LINDA Y.H. CHENG
Dated: February 22, 2016		LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary